CERTIFICATE OF AMENDMENT
TO THE CORRECTED
CERTIFICATE OF DESIGNATIONS
OF SERIES G PREFERRED STOCK
OF ALTEON INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Alteon Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

1. The following sections of the Corrected Certificate of Designations of Series G Preferred Stock of Alteon Inc. are amended as follows:

a. Section 5(a) is amended by deleting the phrase “at least seventy (70) days” in the first sentence thereof.

b. Section 5(c) is amended by deleting the phrase “at least seventy (70) days prior to the intended date of the conversion” in the first sentence thereof. In addition, the following sentence shall be added to Section 5(c) following the last sentence of Section 5(c): “Notwithstanding anything herein to the contrary, no Conversion Notice or notice of transfer shall be required for any conversion or transfer of the Series G Preferred Stock if such conversion or transfer is made in accordance with that certain Agreement and Plan of Merger by and among the Corporation, Alteon Merger Sub, Inc., HaptoGuard, Inc. and Genentech, Inc. dated as of April 19, 2006, as such agreement may be amended from time to time (the “Merger Agreement”). Such conversion or transfer shall be deemed effective for all purposes hereof and of the Merger Agreement upon the Effective Time (as defined in the Merger Agreement).”

c. Section 5(d) is amended by adding the following:

“(C) The Board of Directors of the Corporation or any officer designated by the Board of Directors of the Corporation may waive the provisions of this Section 5(d).”

d. Section 5(e) is amended by adding the following at the end thereof:

“The Board of Directors of the Corporation or any officer designated by the Board of Directors of the Corporation may waive the provisions of this Section 5(e) for any one transaction or for any series of transactions.”

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment is made this 20th day of July, 2006.

ALTEON INC.

By: /s/ Kenneth I. Moch
Kenneth I. Moch

[Signature Page to Amendment to Certificate of Designations - Series G]